Exhibit 99.1

January 20, 2023

Jeffrey Stopko
Chief Executive Officer
AmeriServ Financial, Inc.
216 Franklin Street
Johnstown, PA 15901

Via Email and FedEx

Mr. Stopko,

By letter dated December 20, 2022 (the “December 20 Letter”; a copy of which is transmitted herewith), Allan Dennison, chairman of the board (the (“Board”) of AmeriServ Financial, Inc. (the “Corporation” or “ASRV”) made reference to “unique economic realities” affecting ASRV. Driver Opportunity Partners I LP (together with its general partner, Driver Management Company LLC, “Driver”) is the record owner of 1,000 shares of the common stock (the “Common Stock”), par value $0.01, of the Corporation. Driver is the beneficial owner of 1,477,919 shares of the Common Stock and one of, if not the, largest holders of shares of the Corporation. Based on the undersigned’s review of reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, Driver can find no description of any “unique economic realities” affecting ASRV, let alone any explanation of how such “unique economic realities” might impact the Corporation’s business, results of operations or financial condition.

Pursuant to 15 Pa. C.S. § 1508(b), Driver is hereby exercising its right to inspect certain books and records and demands to inspect (and make copies or extracts therefrom) the following (collectively, the “Books and Records”) documents:

1.	All documents describing, listing, detailing, or summarizing the facts and circumstances constituting the “unique economic realities” facing, impacting, or otherwise affecting the Corporation referenced in the December 20 Letter (such facts and circumstances, the “Unique Economic Realities”);
2.	All documents quantifying, analyzing or referencing the impact of the Unique Economic Realities on the Corporation’s past, current and prospective business, financial condition, and/or results, including, to the extent that such impact is negative, how such negative impact might be mitigated or any steps taken in an effort to mitigate any such impact;
3.	Any documents relating to any public disclosure of the Unique Economic Realities, including, without limitation, any documents regarding whether and to what extent disclosure of the Unique Economic Realities may be required pursuant to the Securities Act of 1933 (and the rules and regulations promulgated thereunder), the Securities Exchange Act of 1934 (and the rules and regulations promulgated thereunder)(the “Securities Exchange Act”), or any Nasdaq listing rule, as well as any documents reflecting any discussion, analysis or consideration regarding whether such disclosure should be made; and
4.	All documents relating to any communication concerning of the Unique Economic Realities with any current or former holder of shares of the Common Stock.

*     *     *

Under Pennsylvania law, Driver has the right to make its own inspection of the Books and Records for any proper purpose, including to make its own determination as to whether the Corporation is being properly managed.1 Broadly speaking, there are two purposes of this investigation.

The first purpose is to determine the nature and extent of the Unique Economic Realities and, in light thereof, determine whether the Corporation is being properly managed. As an experienced bank investor, Driver has yet to come across a bank or bank holding company that claimed to be subject to any “unique economic realities” and it does not appear that the Corporation has undertaken to provide any public disclosure regarding the Unique Economic Realities. Since, by the Corporation’s own admission, the Unique Economic Realities are “unique” operating within those Unique Economic Realities must pose a “unique” challenge to proper management. In order to assess whether the Corporation is being properly managed in light of the Unique Economic Realities, Driver first needs to understand the nature and extent of the Unique Economic Realities.

The second purpose is to assess whether, by failing to insist on adequate public disclosure of the Unique Economic Realities, the Board has exposed the Corporation to potential liability under the federal securities laws, including without limitation, section 10(b) of the Securities and Exchange Act. Since, again, in the Corporation’s own words, the Unique Economic Realities are “unique” and therefore not common to other similarly situation corporations, it follows that the nature of the Unique Economic Realities, as well as their past, current and prospective impact on the Corporation’s business and financial condition and results, would be information that would be material to any past, current or prospective holder of shares of the Common Stock. Driver believes that proper management includes, at a minimum, not creating legal liability for failing to disclose material information known to the Board.

Pursuant to 15 Pa. C.S. § 1508(c), the Corporation has five business days from recepit of this demand to reply substantively to this demand. Please advise the undersigned as promptly as practicable when and where the books and records covered by this demand will be made available to Driver. To the extent the Corporation wishes to provide Driver with copies of the books and records covered by this demand, Driver will bear the reasonable out of pocket costs incurred by the Corporation in copying and delivering those books and records to Driver. If the Corporation contends this demand is incomplete or deficient in any respect, please notify the undersigned immediately in writing setting forth the facts that the Corporation contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Driver will assume that this demand complies in all respects with the requirements of 15 Pa. C.S. § 1508(b).

Driver Opportunity Partners I LP

By:	Driver Management Company, its general partner

By:	/s/ J. Abbott R. Cooper
	Name:	J. Abbott R. Cooper
	Title:	Managing Member

I verify that the statements made in this demand are true and correct. I understand that any false statements made herein are subject to the penalties of 18 Pa. C.S. § 4904.

Date: January 20, 2023	Signed: J. Abbott R. Cooper

1 See, Zerbey v. J.H. Zerbey Newspapers, Inc., 560 A.2d 191, 198 (Pa. Super. Ct. 1989)(holding that wanting to determine whether a corporation “is being properly managed in a general sense” constitutes a proper purpose under 15 Pa. C.S. § 1508).

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